UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 7, 2012

MagnaChip Semiconductor Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34791	83-0406195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o MagnaChip Semiconductor S.A., 74, rue de Merl, B.P. 709, L-2017 Luxembourg, Grand Duchy of Luxembourg		Not Applicable
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (352) 45-62-62

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Extension and Increase in Stock Repurchase Program

On August 7, 2012, the Board of Directors (the “Board”) of MagnaChip Semiconductor Corporation (the “Company”) approved an extension of its existing stock repurchase program through October 27, 2013. The stock repurchase program, originally adopted effective October 27, 2011, had been scheduled to terminate on October 27, 2012. The Board also increased the total amount of common stock the Company may purchase under the stock repurchase program by an additional $25 million, subject to applicable legal and contractual restrictions, for a maximum aggregate repurchase amount under the program of up to $60 million. As of June 30, 2012, the Company had repurchased an aggregate amount of $28.7 million of common stock under the program.

The repurchase program does not obligate the Company to repurchase a minimum number of shares, and the program may be commenced, suspended, canceled or resumed at any time without prior notice. The timing and extent of any repurchases will depend upon prevailing market conditions, the trading price of the Company’s common stock and other factors, and subject to contractual restrictions and restrictions under applicable law and regulations.

On August 13, 2012, the Company issued a press release announcing the extension and increase in the stock repurchase program. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished as part of this report:

Exhibit No.	Description

99.1	Press release for MagnaChip Semiconductor Corporation dated August 13, 2012, announcing the extension of its stock repurchase program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNACHIP SEMICONDUCTOR CORPORATION

Dated: August 13, 2012	By:	/s/ John McFarland
John McFarland Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press release for MagnaChip Semiconductor Corporation dated August 13, 2012, announcing the extension of its stock repurchase program.